Exhibit 10.1

April [ ], 2023

To:	Guess?, Inc.
[Address]
Attn: [ ]
Telephone: [ ]

From:	[Dealer Contact]

Re:	Convertible Bond Hedge Transaction

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above- referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [Dealer] (“Dealer”) and Guess?, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.    This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of April [    ], 2023 between Counterparty and U.S. Bank Trust Company, National Association, as trustee, (the “Indenture”) relating to the USD [    ] principal amount of [    ]% convertible securities due 2028 (the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the indenture, dated as of April 26, 2019 between Counterparty and U.S. Bank, National Association, as trustee (the “Existing Notes Indenture”), as modified by the Comparison of Principal Terms related to the Convertible Securities dated April [    ], 2023 applicable to the “New Notes” defined therein (the “Comparison Term Sheet”). If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Comparison Term Sheet, the descriptions thereof in the Comparison Term Sheet will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is, or the Convertible Securities are, amended, supplemented or modified following their execution, any such amendment, supplement or modification (other than a Merger Supplemental Indenture (as defined below)) will be disregarded for purposes of this Confirmation (other than as provided in Section 8(a) below) unless the parties agree otherwise in writing.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty and to Dealer (a) with a “Threshold Amount” of USD 35 million applicable to Counterparty and 3% of the [Dealer’s][Dealer’s ultimate parent’s] shareholders equity applicable to Dealer, (b) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi), (c) the following language shall be added to the end of such section: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay” and (d) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business. For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions.

2.    The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	April [ ], 2023

Effective Date:	The closing date of the initial issuance of the Convertible Securities.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Ticker Symbol: “GES”).

Number of Options:	The number of Convertible Securities in denominations of USD 1,000 principal amount issued by Counterparty.

Applicable Percentage	[ ]%

Number of Shares:	As of any date, the product of (A) the Number of Options, (B) the Conversion Rate and (C) the Applicable Percentage.

Conversion Rate:	As of any date, the “Conversion Rate” (as defined in the Indenture) as of such date, but without regard to any adjustments to the “Conversion Rate” pursuant to Section 5.06 or 5.07 of the Indenture.

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:

Each “Conversion Date”, as defined in the Indenture, occurring during the period from and excluding the Effective Date to and including the Expiration Date, for Convertible Securities, each in denominations of USD 1,000 principal amount, that are submitted for conversion on such Conversion Date in accordance with the terms of the Indenture (such Convertible Securities, the “Relevant Convertible Securities” for such Conversion Date).

Required Exercise on Conversion Dates:

On each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD 1,000 principal amount shall be automatically exercised.

Expiration Date:	The “Maturity Date” (as defined in the Indenture).

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Exercise Notice Deadline:

In respect of any exercise of Options hereunder on any Conversion Date, the Exchange Business Day prior to the first “Scheduled Trading Day” of the “Observation Period” (each as defined in the Indenture) relating to the Convertible Securities converted on the Conversion Date occurring on the relevant Exercise Date; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the period starting on and including the 95th “Scheduled Trading Day” preceding the “Maturity Date” (each as defined in the Indenture) and ending on and including the second “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture) (the “Final Conversion Period”), the Exercise Notice Deadline shall be the Scheduled Trading Day immediately preceding the Maturity Date.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 5:00 PM, New York City time, on the Exercise Notice Deadline in respect of such exercise of (i) the number of Options being exercised on the relevant Exercise Date (including, if applicable, whether all or any portion of such exercise relates to the conversion of Relevant Convertible Securities in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustment to the Conversion Rate set forth in Section 5.07 of the Indenture), (ii) the scheduled settlement date under the Indenture for the Convertible Securities converted on the Conversion Date corresponding to such Exercise Date, (iii) whether such Relevant Convertible Securities will be settled by Counterparty by delivery of cash, Shares or a combination of cash and Shares and, if such a combination, the “Specified Dollar Amount” (as defined in the Indenture) and (iv) the first “Scheduled Trading Day” of the “Observation Period” (as defined in the Indenture); provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the Final Conversion Period, the contents of such notice shall be as set forth in clause (i) above. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities.

For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that notwithstanding the foregoing, such notice (and the related exercise of Options) shall be effective if given after the Exercise Notice Deadline, but prior to 5:00 PM New York City time, on the fifth Exchange Business Day following the Exercise Notice Deadline, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable expenses incurred by Dealer in connection with its commercially reasonable hedging activities (including the unwinding of its commercially reasonable hedge position in a commercially reasonable manner) as a result of Dealer not having received such notice on or prior to the Exercise Notice Deadline.

Notice of Convertible Security Settlement Method:

Counterparty shall notify Dealer in writing before 5:00 P.M. (New York City time) on the 95th “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture) of the irrevocable election by the Counterparty, in accordance with Section 5.03(A) of the Indenture, of the settlement method and, if applicable, the “Specified Dollar Amount” (as defined in the Indenture) applicable to Relevant Convertible Securities with a Conversion Date occurring during the Final Conversion Period. If Counterparty fails timely to provide such notice, Counterparty shall be deemed to have notified Dealer of combination settlement with a “Specified Dollar Amount” (as defined in the Indenture) of USD 1,000 for all conversions occurring during the Final Conversion Period. Counterparty agrees that it shall settle any Relevant Convertible Securities with a Conversion Date occurring during the Final Conversion Period in the same manner as provided in the Notice of Convertible Security Settlement Method it provides or is deemed to have provided hereunder.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by Dealer.

Settlement Terms:

Settlement Date:

In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the cash and/or Shares (if any) to be delivered in respect of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 5.03(C) of the Indenture; provided that the Settlement Date will not be prior to the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 PM, New York City time.

Delivery Obligation:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above and “Dividends” (under “Share Adjustments”) below, in respect of an Exercise Date occurring on a Conversion Date, Dealer will deliver to Counterparty, on the related Settlement Date, a number of Shares and/or amount of cash in USD equal to the Applicable Percentage of the aggregate number of Shares, if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 5.03 of the Indenture and/or the Applicable Percentage of the aggregate amount of cash, if any, in excess of USD 1,000 per Convertible Security (in denominations of USD 1,000) that Counterparty would be obligated to deliver to holder(s) pursuant to Section 5.03 of the Indenture, as determined by the Calculation Agent by reference to such Section of the Indenture (except that such aggregate number of Shares shall be determined without taking into consideration any rounding pursuant to Section 5.03(B)(ii) of the Indenture and shall be rounded down to the nearest whole number)

and cash in lieu of fractional Shares, if any, resulting from such rounding, if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Convertible Security Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Convertible Securities (the “Convertible Obligation”); provided that such obligation shall be determined (i) excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a result of any adjustments to the Conversion Rate pursuant to Section 5.06 or 5.07 of the Indenture and (ii) without regard to the election, if any, by Counterparty to adjust the Conversion Rate (and, for the avoidance of doubt, the Delivery Obligation shall not include any interest payment on the Relevant Convertible Securities that the Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date); and provided further that if such exercise relates to the conversion of Relevant Convertible Securities in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustment to the Conversion Rate set forth in Section 5.07 of the Indenture, then, notwithstanding the foregoing, the Delivery Obligation shall include such additional Shares and/or cash (as determined by the Calculation Agent by reference to such Section of the Indenture), except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation per Option (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent using the VWAP Price on the last day of the relevant “Observation Period”) does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement (such amount to be determined solely based on the then current values of the variables that Dealer has used to determine the Premium payable by Counterparty for the Options) if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount (x) the Number of Options shall be deemed to be equal to the Applicable Percentage of the number of Options exercised on such Exercise Date and (y) such amount payable will be determined as if Section 5.07 of the Indenture were deleted) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 8(b) of this Confirmation). Notwithstanding the foregoing, and in addition to the cap described in the further proviso to the preceding sentence, in all events the Delivery Obligation shall be capped so that the value of the Delivery Obligation does not exceed the value of the Convertible Obligation (with the Convertible Obligation determined based on the actual settlement method elected by Counterparty with respect to such Relevant Convertible Securities instead of the Convertible Security Settlement Method and with the value of any Shares included in either the Delivery Obligation or such Convertible Obligation determined by the Calculation Agent using the heading “Op” on Bloomberg page GES <equity> (or any successor thereto) on the relevant Settlement Date).

Convertible Security Settlement Method:

For any Relevant Convertible Securities, if Counterparty has notified Dealer in the related Notice of Exercise (or in the Notice of Convertible Security Settlement Method, as the case may be) that it has elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities in cash or in a combination of cash and Shares in accordance with Section 5.03(A) of the Indenture (a “Cash Election”) with a “Specified Dollar Amount” (as defined in the Indenture) of at least USD 1,000, the Convertible Security Settlement Method shall be the settlement method actually so elected by Counterparty in respect of such Relevant Convertible Securities; otherwise, the Convertible Security Settlement Method shall (i) assume Counterparty made a Cash Election with respect to such Relevant Convertible Securities with a “Specified Dollar Amount” (as defined in the Indenture) of USD 1,000 per Relevant Convertible Security and (ii) be calculated as if the relevant “Observation Period” (as defined in the Indenture) pursuant to Section 5.03(B) of the Indenture consisted of 90 Trading Days commencing on (x) the third “Scheduled Trading Day” (as defined in the Indenture) after the Conversion Date for conversions occurring prior to the Final Conversion Period or (y) the 91st “Scheduled Trading Day” prior to the “Maturity Date” (each as defined in the Indenture) for conversions occurring during the Final Conversion Period and any reference herein to the “Observation Period” in respect of such Relevant Convertible Securities shall be deemed to refer to such extended “Observation Period”.

Notice of Delivery Obligation:

No later than the Scheduled Trading Day immediately following the last day of the relevant “Observation Period”, as defined in the Indenture, Counterparty shall give Dealer notice of the final number of Shares and/or the amount of cash comprising the Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of an aggregate number of Shares and/or the amount of cash comprising the Convertible Obligations for all Exercise Dates occurring in such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Notice of Convertible Security Settlement Method or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:

To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Restricted Certificated Shares:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 5.05(A)(i), (ii), (iii), (iv) and (v) and Section 5.05(H) of the Indenture that results in an adjustment under the Indenture by reference to such Sections thereof (any such event or condition, an “Adjustment Event”), the Calculation Agent shall make a corresponding adjustment in a commercially reasonable manner to the terms relevant to the exercise, settlement or payment of the Transaction, subject to “Discretionary Adjustments” below. Prior to the occurrence of any Adjustment Event, Counterparty shall give the Calculation Agent commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Notes in connection with any such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Adjustment Event have been determined, Counterparty shall promptly notify the Calculation Agent in writing of the details of such adjustments (including, without limitation, of the section or sections of the Indenture and, if applicable, the formula therein pursuant to which such Adjustment Event has occurred).

In connection with any Adjustment Event as a result of an event or condition set forth in Section 5.05(A)(ii) of the Indenture or Section 5.05(A)(iii) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 5.05(A)(ii) of the Indenture) or “SP” (as such term is used in Section 5.05(A)(iii) of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Adjustment Event, then the Calculation Agent shall have the right to adjust, in good faith and in a commercially reasonable manner, taking into account the terms of the Indenture, any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the reasonable costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable expenses incurred by Dealer in connection with its commercially reasonable hedging activities as a result of such event or condition not having been publicly announced prior to the beginning of such period.

If any Adjustment Event is declared and (a) the event or condition giving rise to such Adjustment Event is subsequently amended, modified, cancelled or abandoned (whether or not there has been a “Conversion Rate” adjustment under the Indenture for such Adjustment Event), (b) the “Conversion Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Adjustment Event and subsequently such adjustment, in respect of such Adjustment Event, is modified, amended, altered or corrected (each of clauses (a), (b) and (c), a “Adjustment Event Change”) then, in each case, but without duplication, the Calculation Agent shall have the right to adjust, in good faith and in a commercially reasonable manner, taking into account the terms of the Indenture, any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the reasonable costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable expenses incurred by Dealer in connection with its commercially reasonable hedging activities as a result of such Adjustment Event Change.

For the avoidance of doubt, Dealer shall not have any payment or delivery obligation hereunder in respect of, and no adjustment shall be made to the terms of the Transaction on account of, (x) any distribution of cash, property or securities by Counterparty to the holders of Convertible Securities (upon conversion or otherwise) or (y) any other transaction in which holders of Convertible Securities are entitled to participate, in each case, in lieu of an adjustment under the Indenture in respect of an Adjustment Event (including, without limitation, under the proviso to the first paragraph of Section 5.05(A)(iii)(1) of the Indenture or the proviso to the first paragraph of Section 5.05(A)(iv) of the Indenture.

Discretionary Adjustments:

Notwithstanding anything to the contrary herein or in the Equity Definitions, if the Calculation Agent in good faith and in a commercially reasonable manner disagrees with any adjustment under the Indenture that is the basis of any adjustment hereunder and that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 5.05(H) of the Indenture or pursuant to Section 5.08(A) of the Indenture any supplemental indenture entered into thereunder (a “Merger Supplemental Indenture”) or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then, in each such case, the Calculation Agent in good faith and in a commercially reasonable manner will determine the adjustment to be made to any one or more of the Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment of or under the Transaction in good faith and in a commercially reasonable manner.

Dividends:

If an ex-dividend date for a cash dividend on the Shares occurs on or after the Trade Date and on or prior to the Expiration Date and the amount of such dividend is less than Ordinary Dividend Amount, or if no ex-dividend date for a cash dividend on the Shares occurs in any regular quarterly dividend period of Counterparty that falls, in whole or in part, after the Trade Date and on or prior to the Expiration Date, then the Calculation Agent will make adjustments to the Delivery Obligation in respect of each Exercise Date as it determines appropriate to account for the economic effect on the Transaction of such shortfall.

Ordinary Dividend Amount:

For the first cash dividend on the Shares for which the ex-dividend date occurs during any regular quarterly dividend period of Counterparty, USD 0.225 (for the avoidance of doubt, subject to adjustment as contemplated by “Method of Adjustment” above and “Consequences of Merger Events” below); for any other cash dividend on the Shares for which the ex-dividend date occurs during the same regular quarterly dividend period, USD 0.00.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 5.08(A) of the Indenture.

Consequences of Merger Events:

Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event that results in an adjustment under the Indenture, the Calculation Agent shall make a corresponding adjustment in a commercially reasonable manner to the terms relevant to the exercise, settlement or payment of the Transaction, subject to “Discretionary Adjustments” above; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to Section 5.06 or 5.07 of the Indenture and the election, if any, by Counterparty to adjust the Conversion Rate; and provided further that if, with respect to a Merger Event, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty following such Merger Event will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia or will not be the Issuer following such Merger Event, Cancellation and Payment (Calculation Agent Determination) shall apply.

Notice of Merger Consideration:

Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but, in any event prior to the effective time of such Merger Event) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election or, if no holders of Shares affirmatively make such an election, the types and amounts of consideration actually received by holders of Shares and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re- quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical after the word “regulation” in the second line thereof with “(including, for the avoidance of doubt and without limitation, any tax law or the adoption or promulgation of new regulations authorized or mandated by existing statute)”; (ii) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”; (iii) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof; (iv) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (v) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:

Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms. For purposes of the immediately preceding sentence, solely a de minimis increase in the cost of acquiring, establishing, re-establishing, substituting, maintaining, unwinding or disposing of any transaction(s) or asset(s) that the Hedging Party deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the relevant Transaction shall not give rise to a Hedging Disruption.”; and

“(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.”

(e) Increased Cost of Hedging:	Not Applicable

Hedging Party:

For all applicable Potential Adjustment Events and Extraordinary Events, Dealer; provided that, when making any election, determination or calculation, the Hedging Party shall be bound by the same obligations applicable to the Calculation Agent as set forth in Section 1.40 of the Equity Definitions as if the Hedging Party were the Calculation Agent.

Determining Party:

For all applicable Extraordinary Events, Dealer; provided that, when making any election, determination or calculation, the Determining Party shall be bound by the same obligations applicable to the Calculation Agent as set forth in Section 1.40 of the Equity Definitions as if the Determining Party were the Calculation Agent. Following any determination or calculation by the Determining Party hereunder, upon a written request by Counterparty, the Determining Party will promptly provide to Counterparty a written explanation (including, if applicable, a report in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail the basis for the relevant calculation, adjustment or determination (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Determining Party’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information) and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days after the receipt of any such request.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:

Dealer; provided that (i) if an Event of Default as a result of Section 5(a)(vii) of the Agreement has occurred and is continuing with respect to Dealer, then the Counterparty shall have the right to designate a Calculation Agent that is a leading recognized dealer in equity derivatives (as determined in good faith by the Counterparty) for so long as such Event of Default is continuing and provided, further, that all determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation, adjustment or determination by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly provide to Counterparty a written explanation (including, if applicable, a report in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail the basis for the relevant calculation, adjustment or determination (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information) and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days after the receipt of any such request.

4. Account Details:

Dealer Payment Instructions:	[ ]

Counterparty Payment Instructions	[ ]

5. Offices:

The Office of Dealer for the Transaction is: [ ]

The Office of Counterparty for the Transaction is: Not applicable

6. Notices: For purposes of this Confirmation:

Address for notices or communications to Counterparty:

To:	[ ]
Attn:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Email:	[ ]

Address for notices or communications to Dealer:

To:	[ ]
Attn:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Email:	[ ]

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) unless (x) such Shares or securities are excepted from section 101(a) of Regulation M by sections 101(c)(1) or 101(c)(3) of Regulation M and section 102(a) of Regulation M by sections 102(d)(1) or 102(d)(3) of Regulation M or (y) such Shares or securities are of the kind that may be excepted from the prohibitions of sections 101(a) and 102(a) of Regulation M by sections 101(b)(10) and 102(b)(7) of Regulation M and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii) On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(v) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vii) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) On each of the Trade Date and the Premium Payment Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of its incorporation.

(x) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 4 of the Exchange and Subscription Agreements dated as of April [ ], 2023, between the Counterparty and the New Notes Investors (as defined therein) party thereto (the “Exchange and Subscription Agreements”) are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(xi) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(xii) Counterparty acknowledges that the board of directors of Counterparty has granted the approval necessary to cause the restrictions set forth in Section 203 of the Delaware General Corporation Law (the “Business Combinations Statute”) to be inapplicable to the Transaction, including, without limitation, transactions in, or linked to, Counterparty’s securities to be effected by Dealer or its affiliate in connection with hedging the Transaction, and as a result neither Dealer nor any of its affiliates or associates shall be subject to the restrictions in the Business Combinations Statute as an “interested stockholder” of Counterparty by virtue of (i) its entry into the Transaction or (ii) any act that Dealer may take in furtherance of the Transaction (including without limitation the hedging transactions to be effected by Dealer or its affiliates in connection with the Transaction, whether in Shares or transactions that references the Shares) or (iii) its purchase of, as the case may be, and/or marketmaking in, the Convertible Securities.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Counterparty agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement, Section 7(a)(viii) hereof and such other matters as Dealer may reasonably request.

8. Other Provisions:

(a) Additional Termination Events.

(i) an “Event of Default” with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 7.01 of the Indenture shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii) Promptly following, but in no event later than the fifth Scheduled Trading Day after, any Repayment Event, Counterparty shall notify Dealer in writing of such Repayment Event and the aggregate principal amount of Convertible Securities subject to such Repayment Event (any such notice, a “Repayment Notice”). Notwithstanding anything to the contrary in this Confirmation but subject to Section 8(a)(iii) below, the receipt by Dealer from Counterparty of any Repayment Notice, within the applicable time period set forth in the preceding sentence, shall constitute an Additional Termination Event as provided in this Section 8(a)(ii). Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice (which

Exchange Business Day shall be on or as promptly as commercially reasonably practicable after the date of receipt of the Repayment Notice) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) the aggregate principal amount of Convertible Securities specified in such Repayment Notice, divided by USD 1,000, and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options (such a termination, a “Pro Rata Termination”). Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any action taken by Counterparty in respect of a repurchase or cancellation of Convertible Securities, including, without limitation, the delivery of a Repayment Notice. Counterparty acknowledges and agrees that any Convertible Securities subject to a Repayment Event will be cancelled in accordance with the applicable provisions of the Indenture and, except for any obligation arising under this Section 8(a)(ii) in respect thereof, will be disregarded and no longer outstanding for all purposes hereunder (including for the calculation of any amount in respect of any termination or cancellation of the Transaction under the Agreement, the Equity Definitions or otherwise). “Repayment Event” means the occurrence of (i) any repurchase by Counterparty or any of its subsidiaries of Convertible Securities (whether in connection with or as a result of a “fundamental change”, howsoever defined, or for any other reason), (ii) any Convertible Securities are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of such party (howsoever described), (iii) the repayment of any principal of any of the Convertible Securities prior to the final maturity date of the Convertible Securities (for any reason other than as a result of an acceleration of the Convertible Securities that results in an Additional Termination Event pursuant to the preceding Section 8(a)(i)), or (iv) any Convertible Securities are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any conversion of Convertible Securities pursuant to the terms of the Indenture shall not constitute a Repayment Event. For the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume (1) the relevant Repayment Event and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (2) no adjustments to the Conversion Rate have occurred pursuant to Section 5.06 or 5.07 of the Indenture and (3) the corresponding Convertible Securities remain outstanding as if the circumstances related to the Repayment Event had not occurred.

(iii) Notwithstanding any provision in this Confirmation to the contrary, including, for the avoidance of doubt, Section 8(a)(ii) above (provided that, for the avoidance of doubt, the acknowledgements and requirements for notice under Section 8(a)(ii) shall continue to apply), in the event of a Repayment Event, Counterparty may elect, in its sole discretion and in lieu of a Pro Rata Termination, to terminate the Transaction and/or other bond hedge transactions with Dealer and other dealers relating to the Convertible Securities (such transactions, the “Related Transactions”) in a manner that is not pro rata (such a termination, a “Non-Pro Rata Termination”) by providing notice of such Non-Pro Rata Termination in the applicable Repayment Notice, with such Repayment Notice setting forth (X) the number of Repayment Options and (Y) if any, the number of Repayment Options for which Dealer shall designate an Early Termination Date with respect to this Transaction as described below (the “Dealer Non-Pro Rata Repayment Options”); provided that in no event shall the Dealer Non-Pro Rata Repayment Options be greater than the product of the Number of Options and the Applicable Percentage immediately prior to the related Non-Pro Rata Termination. Upon such notice, Dealer shall (I) designate an Early Termination Date with respect to a number of Options equal to the Dealer Non-Pro Rata Repayment Options, and (II) calculate a Close-out Amount as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction, but with an Applicable Percentage of 100%, and a number of Options equal to the Dealer Non-Pro Rata Repayment Options, (2) Counterparty were the sole Affected Party and (3) the terminated portion of the Transaction were the sole Affected Transaction. Immediately after giving effect to the Non-Pro Rata Termination with respect to this Transaction and/or Related Transactions, (x) the Number of Options hereunder shall be reduced to be equal to the Number of Options immediately prior to such Non-Pro Rata Termination less the number of Repayment Options; and (y) the Applicable Percentage hereunder shall be adjusted such that the Number of Shares after the Non-Pro Rata Termination shall be equal to the difference between (1) the Number of Shares under this Transaction before the related Repayment Event, minus (2) if any, the number of Shares under this Transaction in respect of which the related Non-Pro Rata

Termination occurs as described in clause (II)(1) above. If, following any Non-Pro Rata Termination, the Applicable Percentage under this Transaction would be adjusted to zero, then this Transaction shall be terminated in whole after giving effect to such Non-Pro Rata Termination. For the avoidance of doubt, in the absence of Counterparty’s election of a Non-Pro Rata Termination, this Transaction and the Related Transactions shall terminate pursuant to Section 8(a)(ii) in accordance with the stated Applicable Percentage of each such Related Transaction.

(b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Dealer shall satisfy such Payment Obligation by the Share Termination Alternative (as defined below); provided that Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation in cash (“Cash Termination”) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Cash Termination”); provided, further, that if Counterparty elects to require Dealer to satisfy its Payment Obligation through Cash Termination, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary; and provided further that, in the event of an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash, Counterparty shall be automatically deemed to elect Cash Termination (but, notwithstanding the foregoing, Dealer shall have the right under such circumstances, in its sole discretion, to elect that the Share Termination Alternative shall apply in lieu of Cash Termination as described above); and provided further that Counterparty shall not have the right to elect Cash Termination in the event (i) of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party or an Extraordinary Event, which Event of Default, Termination Event or Extraordinary Event resulted from an event or events within Counterparty’s control or (ii) that Counterparty fails to remake the representation set forth in Section 7(a)(i) of this Confirmation as of the date of such election. If the Share Termination Alternative is applicable, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:

If applicable, means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date or dates as the Calculation Agent may reasonably determine (such delivery to occur as soon as reasonably practicable under the circumstances) (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation. For the avoidance of doubt, a delay in delivery of the Share Termination Delivery Property shall not result in a change in the composition of such Share Termination Delivery Property.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(c) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, any Shares (the “Hedge Shares”) acquired by Dealer or one of its affiliates for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business, (B) provide accountant’s “comfort” letters in customary form for underwritten follow-on offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty as are customarily requested in connection with underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business, (D) provide other customary opinions, certificates and closing documents customary in form for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; provided that Dealer has given Counterparty reasonable notice of its determination and provided Counterparty with reasonable opportunity to satisfy Dealer’s concerns; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of companies of comparable size, maturity and lines of business, in form and substance reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg Screen GES <Equity> AQR (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Exchange Business Day (or if such volume-weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method). The VWAP Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

(d) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares or consummates or otherwise executes or engages in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage as determined on the date of such Repurchase

Notice is (i) greater than [ ⚫ ]%1 and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof), and, if such repurchase or Conversion Rate Adjustment Event, or the intention to effect the same, would constitute material non-public information with respect to Counterparty or the Shares, Counterparty shall make public disclosure thereof at or prior to delivery of such Repurchase Notice. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares plus the number of Shares underlying any other call options sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(d) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for any reasonable expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty shall be relieved from liability under this Section 8(d) to the extent that the Indemnified Party fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided that failure to notify Counterparty (x) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (y) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of the Transaction (including damages resulting from a breach of the Counterparty’s obligations under this Section 8(d)). For purposes of the preceding sentence, the obligation to notify promptly shall in no event obligate the Dealer to provide such notice earlier than 10 Exchange Business Days from the relevant event. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(e) Transfer and Assignment. Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, Dealer may condition its consent on any of the following, without limitation: (i) the receipt by Dealer of opinions and documents reasonably satisfactory to Dealer in connection with such assignment, (ii) such assignment being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, (iii) Counterparty continuing to be obligated to provide notices hereunder relating to the Convertible Securities and continuing to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase Notices and Conversion Rate Adjustment Notices” above, (iv) payment by Counterparty of all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such assignment, (v) Dealer not being obliged, as a result of such assignment, to pay the assignee on any payment date, an amount greater than Dealer would have been required to pay in the absence of such assignment and (vi) no Event of Default, Potential Event of Default or Termination Event occurring as a result of such assignment. In addition, Dealer may transfer or assign without any consent of the Counterparty its rights and obligations hereunder and under the Agreement, in whole or in part, to (i) any of its affiliates whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent or (ii) any person of credit quality equivalent to Dealer; provided that, under the applicable law effective on or of the date of such transfer or assignment, (1) Counterparty will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment; (2) Counterparty will not, as a result of such transfer or assignment, receive from the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement that is less than the amount that Counterparty would have received from Dealer in the absence of such transfer or assignment; and (3) such transfer or assignment does not cause a deemed exchange for Counterparty of the Transaction under Section 1001 of the Internal Revenue Code of 1986, as amended (the “Code”). At any time at which any Excess Ownership Position or a Hedging Disruption exists, if Dealer, in its discretion, is unable to effect a transfer or assignment to a

1 To be 0.5% higher than the percentage calculated by dividing (1) the number of Shares underlying the bond hedge transactions with the Issuer for the Dealer with the highest percentage allocation of the bond hedge by (2) the number of Shares outstanding.

third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position or a Hedging Disruption, as the case may be, no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position or Hedging Disruption, as the case may be, no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 8.5%, (ii) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 13% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law or (iii) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local laws, regulations, regulatory orders or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under Applicable Restrictions, as determined by Dealer in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”) beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day.

(f) Staggered Settlement. Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Observation Period”, as defined in the Indenture) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(g) Right to Extend. Dealer may postpone or add, in whole or in part, any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments in a commercially reasonable manner to the Delivery Obligation), if Dealer determines, in its good faith, commercially reasonable discretion, that such extension or addition is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other market in which Dealer, in the exercise of its commercially reasonable discretion, deems it advisable to hedge its exposure to the Transaction or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer that are applicable to bond hedges or similar transactions and consistently applied (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer); provided that any such extension pursuant to clause (i) shall not exceed 45 Exchange Business Days.

(h) Adjustments. For the avoidance of doubt, whenever the Calculation Agent, Determining Party or Hedging Party is called upon to make an adjustment, determination or election (for the avoidance of doubt, including, but not limited to, any determinations with respect to any amounts) pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent, Determining Party or Hedging Party, as the case may be, shall make such adjustment, determination or election in a commercially reasonable manner by taking into account the effect of such event on the Hedging Party’s Hedge Position, assuming that the Hedging Party maintains a commercially reasonable Hedge Position.

(i) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(j) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(k) No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(l) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that none of the obligations of Counterparty or Dealer under this Confirmation are secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(m) Early Unwind. In the event the sale by Counterparty of the New Notes (as defined in the Exchange and Subscription Agreements) is not consummated with the New Notes Investors (as defined in the Exchange and Subscription Agreements) pursuant to the Exchange and Subscription Agreements for any reason by the close of business in New York on April [ ]2, 2023, or such later date as agreed upon by the parties (April [ ], 2023 or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated. Following such termination and cancellation, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(n) Payments by Counterparty upon Early Termination. The parties hereby agree that, notwithstanding anything to the contrary herein, in the Definitions or in the Agreement, following the payment of the Premium, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement)) occurs or is designated with respect to the Transaction or the Transaction is terminated or cancelled pursuant to Article 12 of the Equity Definitions and, as a result, Counterparty would owe to Dealer an amount calculated under Section 6(e) of the Agreement or Article 12 of the Equity Definitions, such amount shall be deemed to be zero.

(o) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under the WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position or Illegality (as defined in the Agreement)).

2 NTD: To be the closing date.

(p) Tax Matters

(i) Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii) To the extent that either party to the Agreement with respect to this Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction.

(iii) Tax documentation. For the purpose of Section 4(a)(i) of the Agreement, Counterparty shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect. Additionally, Counterparty shall, promptly upon request by Dealer, provide such other tax forms and documents requested by Dealer.

(iv) Tax Representations. For the purpose of Section 3(f) of the Agreement, Counterparty is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Delaware. Counterparty is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii).

(q) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(r) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(s) [U.S. Stay Regulations.

(i) Recognition of the U.S. Special Resolution Regimes

(1) In the event that Dealer becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”), the transfer from Dealer of this Confirmation, and any interest and obligation in or under, and any property securing, this Confirmation, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Confirmation, and any interest and obligation in or under, and any property securing, this Confirmation were governed by the laws of the United States or a state of the United States.

(2) In the event that Dealer or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Right”)) under this Confirmation that may be exercised against Dealer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Confirmation were governed by the laws of the United States or a state of the United States.

(ii) Limitation on Exercise of Certain Default Rights Related to an Affiliate’s Entry Into Insolvency Proceedings.

Notwithstanding anything to the contrary in this Confirmation, the Parties expressly acknowledge and agree that:

(1) Counterparty shall not be permitted to exercise any Default Right with respect to this Confirmation or any Affiliate Credit Enhancement that is related, directly or indirectly, to an Affiliate of Dealer becoming subject to receivership, insolvency, liquidation, resolution, or similar proceeding (an “Insolvency Proceeding”), except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and

(2) Nothing in this Confirmation shall prohibit the transfer of any Affiliate Credit Enhancement, any interest or obligation in or under such Affiliate Credit Enhancement, or any property securing such Affiliate Credit Enhancement, to a transferee upon or following an Affiliate of Dealer becoming subject to an Insolvency Proceeding, unless the transfer would result in the Counterparty being the beneficiary of such Affiliate Credit Enhancement in violation of any law applicable to the Counterparty.

(iii) U.S. Protocol

If Counterparty has previously adhered to, or subsequently adheres to, the ISDA 2018 U.S. Resolution Stay Protocol as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), the terms of such protocol shall be incorporated into and form a part of this Confirmation and the terms of the ISDA U.S. Protocol shall supersede and replace the terms of this Section 8(s). For purposes of incorporating the ISDA U.S. Protocol, Dealer shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party, and this Confirmation shall be deemed to be a Protocol Covered Agreement. Capitalized terms used but not defined in this paragraph shall have the meanings given to them in the ISDA U.S. Protocol.

(iv) Pre-existing In-Scope Agreements

Dealer and Counterparty agree that to the extent there are any outstanding “in-scope QFCs,” as defined in 12 C.F.R. § 252.82(d), that are not excluded under 12 C.F.R. § 252.88, between Dealer and Counterparty that do not otherwise comply with the requirements of 12 C.F.R. § 252.2, 252.81–8 (each such agreement, a “Preexisting In-Scope Agreement”), then each such Preexisting In-Scope Agreement is hereby amended to include the foregoing provisions in this Section 8(s), with references to “this Confirmation” being understood to be references to the applicable Preexisting In-Scope Agreement.

For purposes of this Section 8(s):

“Affiliate” is defined in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of Dealer under or with respect to this Confirmation, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.]3

3 Insert preferred form of US QFC Stay Rule language for each Dealer.

(t) Financial Assistance. Counterparty represents and warrants that it has not applied, and shall not, without the consent of Dealer, until after the first date on which no portion of the Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of the Transaction, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Counterparty agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that it has not, as of the date specified in the condition, made a capital distribution or will make a capital distribution, or (ii) where the terms of the Transaction would cause Counterparty under any circumstances to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”); provided, that Counterparty may apply for Restricted Financial Assistance if (x) Counterparty either (a) determines based on advice of outside counsel reasonably satisfactory to the Dealer that the terms of the Transaction would not cause Counterparty to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects) and (y) on the basis of which Dealer consents to Counterparty’s application for such Restricted Financial Assistance (such consent not to be unreasonably withheld or delayed). Counterparty further represents and warrants that the Premium is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of the Transaction (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

(u) [Dealer Boilerplate. Insert additional Dealer boilerplate.]

[Signature Page Follows]

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

[Dealer]

By: ___________________

Name:
Title:

[Signature Page to Bond Hedge Confirmation]

Agreed and Accepted By:

GUESS?, INC.

By:
Name:
Title:

[Signature Page to Bond Hedge Confirmation]

Annex A

Premium:             USD [    ] (Premium per Option USD [    ]).

[Signature Page to Bond Hedge Confirmation]